CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated August 16, 2001 accompanying the consolidated financial statements and schedule of Jaco Electronics, Inc. and Subsidiaries of June 30, 2001 and 2000 and for each of the three years in the period ended June 30, 2001 contained in the Annual Report of Jaco Electronics, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2001. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 33-89994, effective March 3, 1995), as amended by Post-Effective Amendment No. 1 to the Registration Statement of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 333-49873, effective April 10, 1998) and the Registration Statement of Jaco Electronics, Inc. and Subsidiaries on Form S-8/S-3 (File No. 333-49877, effective April 10, 1998). GRANT THORNTON LLP Melville, New York September 26, 2001